Exhibit 99.1

Unity Wireless

Technology & Innovation to Power a Wireless World!

Unity Wireless to Acquire Wireless Broadband System Developer and Supplier

BURNABY, BC - February 10, 2006 - Unity Wireless Corporation (OTCBB: UTYW), a developer of wireless systems and coverage-enhancement solutions, has signed a definitive agreement to acquire Israeli-based Avantry Ltd.  Avantry develops and supplies wireless point-to-point microwave radio-for-broadband backhaul solutions for wireless and wireline communications networks.

The acquisition, which is subject to certain standard terms and conditions, will broaden the Unity Wireless product line and customer base and will allow for cross-selling opportunities that are expected to increase revenues.  The Company believes that revenues from the acquisition, combined with an expected increase in worldwide sales in its existing core business, could result in 2006 revenues that are significantly greater than those generated in fiscal 2005.  In addition, joint-integration initiatives are expected to bring the Company closer to profitability.  The combination of certain sales, marketing and product distribution activities is expected to help reduce overhead costs and create better operational efficiency throughout the entire organization.

The prospective acquisition of Avantry will bring to Unity Wireless a broad transmission product line that integrates microwave radio systems aimed at carrying flexible combinations of SDH, PDH voice and data and Ethernet traffic.  Avantry systems are widely installed and supported in more than 25 countries through an extensive network of VARs, distributors and OEM’s.  Its customer base includes major national cellular and fixed-network operators, ISPs, and a variety of enterprises, government agencies and prestigious vendors.

The purchase agreement provides for a purchase price of $1,750,000 in notes that are convertible at $0.25 per share and are due April 15, 2007, and 600,000 warrants that are exercisable at $0.40 per share.  The transaction has been approved by the boards of directors of both companies, and is expected to close within 90 days.

Ilan Kenig, President and CEO of Unity Wireless, commented, “Avantry’s products complement our coverage-solutions business by offering proven, carrier-grade wireless backhaul solutions in addition to offering a line of scalable voice and data transmission solutions for both OEM and enterprise customers.  According to published market research, the market for this equipment is expected to exceed $5 billion this year. Entering this market through the acquisition of Avantry, with its mature product lines, should help us accelerate our top-line growth as we can now provide a broader line of products to new and existing customers. I am pleased to welcome Avantry’s excellent team into the Unity Wireless family.”

“Our team is excited about this transaction and looks forward to making a positive contribution to the success of Unity Wireless,” said Avantry CEO Dror Wertman. “We feel that the business cultures of the organizations are well aligned, which should facilitate a rapid and smooth integration of our business. Together, we are positioned to grow our business in new markets and with new opportunities, while the combined customer and revenue base adds up to a very respectable organization.”

Benny Maidan, Partner of venture capital company Formula Ventures and current Chairman of Avantry, added, “While Avantry is gaining commercial market share on its own, we definitely see the benefit the combination, with its inherent synergies, could have on accelerating Avantry’s growth. Furthermore, we have significant confidence in Ilan and his team at Unity Wireless to successfully integrate Avantry’s dedicated individuals and management team into an organization positioned to capitalize on the many opportunities in the wireless markets.”

About Avantry www.avantry.com

Avantry is a leader in the area of advanced broadband business transmissions.  With solid technological foundations in digital microwave radio, optical and Ethernet networking, Avantry enables rapid and cost-effective high-capacity network connectivity for mobile cellular infrastructure, fixed networks, private networks and enterprises.

About Unity Wireless www.unitywireless.com

Unity Wireless is a developer of wireless systems and coverage-enhancement solutions for wireless communications networks.  The products that Unity Wireless develops and sells are an integral part of the base station and repeater infrastructure that comprise the backbone of wireless communications networks around the world.  From analog cellular to 3G mobile, and from 450 MHz to 3.5 GHz, Unity Wireless products deliver enhanced efficiency and performance with field-proven quality and reliability in thousands of wireless products around the world.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties, including without limitation, inability to consummate the acquisition of Avantry, difficulty in integrating Avantry, inability to raise the funds necessary for the Company’s continued operations, changes in external market factors including the economy, and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

Contact:

Vince Daniels/James Carbonara, The Investor Relations Group , (212) 825-3210

Mike Mulshine, Osprey Partners, (732) 292-0982, osprey57@optonline.net